Exhibit 5.1                                   Opinion of Michael L. Glaser, Esq. (regarding legality).

Michael L. Glaser
Attorney at Law
2324 S. Jackson Street
(303) 292-1200
(303) 2192-1300

September 10, 2001

To the Board of Directors

Gentlemen:

We have acted as counsel for Telemetrix Inc. (“Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 375,000 shares of Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to certain Consulting Agreement by and between Company and Scott Parliment, dated August 20, 2001 (the “Agreement”). We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and when issued and sold pursuant to the Agreement, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                                                                                          Very truly yours,

                                                                                                                          /s/ Michael L. Glaser